Exhibit 10.1
LODGENET ENTERTAINMENT CORPORATION
2006 NON-EMPLOYEE DIRECTORS FEE PLAN

Effective June 1, 2006

TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

Page
Exhibit A Deferral Election Form
Exhibit B Distribution Election Form

LODGENET ENTERTAINMENT CORPORATION
2006 NON-EMPLOYEE DIRECTORS FEE PLAN
Effective June 1, 2006
PREAMBLE
LodgeNet Entertainment Corporation (the “Company”), a Delaware corporation, by resolution of its Board of Directors dated June 27, 2006, has adopted this LodgeNet Entertainment Corporation Non-Employee Directors Fee Plan (the “Plan”), effective as of June 1, 2006, for the benefit of non-employee members of its Board of Directors.
The Plan is a nonqualified deferred compensation plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for non-employee directors of the Company. The purpose of the Plan is to attract and retain non-employee directors by providing a plan for deferral of directors equity compensation earned for such service on the Board. The Plan is subject to Section 409A of the Internal Revenue Code and the Exchange Act and applicable federal regulations.
ARTICLE 1
Definitions
Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.
1.5 “Account” of a Participant shall mean the Participant’s individual account established for his or her benefit pursuant to Section 4.1 hereof that is credited with amounts equal to the portion of the Participant’s Qualified Compensation that he or she elects to defer pursuant to Section 3.1.
1.6 “Administrator” shall mean the Compensation Committee of the Board of LodgeNet Entertainment Corporation.
1.7 “Board” shall mean the Board of Directors of LodgeNet Entertainment Corporation.
1.8 “Change in Control” shall mean any of the following:
     (a) the acquisition by any person, entity or group of persons, within the meaning of Treas. Reg. § 1.280G-1, Q/A 27(b), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock of the Company that, together with Company stock held by such person, entity or group, constitutes at least fifty percent (50%) of either the total fair market value or total voting power of the Company’s then outstanding stock, or
     (b) the acquisition (or series of acquisitions over the twelve (12)-month period ending on the date of the most recent acquisition) by any person, entity or group of persons, within the meaning of Treas. Reg. § 1.280G-1, Q/A 27(b), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock of the Company that that constitutes thirty-five percent (35%) or more of the total voting power of the stock of the Company, or

     (c) the replacement during any twelve (12)-month period of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the Board prior to their appointment or election, or
     (d) the acquisition (or series of acquisitions over the twelve (12)-month period ending on the date of the most recent acquisition) by any person, entity or group of persons, within the meaning of Treas. Reg. § 1.280G-1, Q/A 27(b), of ownership of forty percent (40%) or more of the total gross fair market value of the Company’s assets immediately prior to such acquisition or series of acquisitions.
1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with regulations there under.
1.10 “Company” shall mean LodgeNet Entertainment Corporation, any controlled affiliate, and any entity which is a successor in interest to the Company.
1.11 “RSUs” shall mean book entry, restricted stock units representing the equivalent of shares of common stock of the Company.
1.12 “Disability” shall mean a Participant’s condition such that he or she is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s employer.
1.13 “Eligible Person” shall mean all non-employee members of the Board.
1.14 “Enrollment Documents” shall mean the Deferral Election Form and the Distribution Election Form in the form attached hereto as Exhibits A and B, respectively. The Administrator shall have the discretion to change the terms and conditions of any Enrollment Document at any time prior to the date on which it becomes a legally binding agreement pursuant to the terms of Section 3.1 below.
1.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.16 “Hardship” of a Participant, shall mean an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship resulting from any one or more of the following:
     (a) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant;
     (b) a loss of the Participant’s property due to casualty; or
     (c) other such extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Whether a Participant has incurred a Hardship shall be determined by the Administrator in its discretion in accordance with regulations issued under IRC Section 409A and on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied.

1.17 “Participant” shall mean each Eligible Person who elects to participate in the Plan as provided in Article 2 and who defers Qualified Compensation pursuant to Article 3 of the Plan. Each of such persons shall continue to be a “Participant” until they have received all benefits due under the Plan.
1.18 “Plan” shall mean the LodgeNet Entertainment Corporation 2006 Non-Employee Directors Fee Plan.
1.19 “Plan Year” shall mean the 12-month period beginning on January 1st and ending on December 31st except for the initial Plan Year which shall commence June 1, 2006 and end December 31, 2006.
1.20 “Qualified Compensation” shall mean any Board compensation in the form of cash or a grant of a stock award under the LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan or other equity incentive plan adopted by the Board, which may be payable to a Participant.
1.21 “Separation from Service” shall mean a Participant’s termination of service as a member of the Board of the Company for any reason, including the Participant’s involuntary termination, voluntary resignation, death, Disability, or retirement.
ARTICLE 2
Eligibility
2.1 Requirements for Participation. Any Eligible Person who executes the Enrollment Documents shall become a Participant on the date on which the Administrator receives and accepts such documents.
2.2 Enrollment Procedure. The Company will be deemed to have accepted an Eligible Person’s Enrollment Documents as of the date of their delivery to the Company’s Corporate Secretary or Delegate, unless the Administrator sends the Eligible Person a written notice of rejection within ten (10) business days after receiving the Enrollment Documents.
ARTICLE 3
Participant Deferrals
3.1 Deferral of Qualified Compensation. To the extent allowed by the Administrator, each Eligible Person may elect to defer into his or her Account up to 100% of any Qualified Compensation that would otherwise be payable to him or her for any Plan Year, subject to any conditions or limitations that the Administrator may implement for a Plan Year through a written notice delivered to Eligible Persons at least thirty (30) days before the Plan Year begins.
An Eligible Person shall make any election pursuant to this Section 3.1 by completing and delivering his or her Enrollment Documents to the Administrator no later than the December 15th preceding the Plan Year to which they relate. Notwithstanding the foregoing, with respect to the Plan Year beginning in 2006 or to individuals who first become eligible for the Plan during the course of an ongoing Plan year, Eligible Persons may complete and deliver to the Administrator his or her Enrollment Documents within thirty (30) days of the date they become eligible for Plan participation, in which event the Enrollment Documents shall apply only to Qualified Compensation that would otherwise be payable for services performed after such deferral election is made.
3.2 Modification of Deferral Elections. A Participant’s election to defer Qualified Compensation is irrevocable for the Plan Year to which it relates, subject to the right of the Participant to terminate deferrals for any future Plan Year by written notice to the Administrator prior to January 1 of the year effective.

ARTICLE 4
Deferred Compensation Accounts
4.1 Deferred Compensation Accounts. The Administrator shall establish and maintain for each Participant an Account to which shall be credited pursuant to Section 4.3 hereof, and from which shall be debited the Participant’s distributions and withdrawals under Articles 5 and 6. Such Account will be recorded as a liability/ payable in the Company’s financial records. To the extent that a Participant elects to defer shares of Company stock otherwise receivable as Qualified Compensation, the Company will maintain separate subaccounts for cash, RSUs that are vested and another for RSUs subject to vesting requirements.
4.2 Account Elections. To the extent a Participant defers Qualified Compensation that would otherwise be paid in shares of the Company’s common stock, those shares (and any earnings thereon) shall be credited to the Participant’s Account as RSUs and distributions from that part of the Account shall be settled in shares of common stock of the Company. Cash deferrals shall be recorded as dollar and cents deferred.
4.3 Crediting of Deferred Compensation. As of the first day of each calendar month that begins after the Plan takes effect, each Participant’s Account shall be credited with an amount that is equal to the amount of the Participant’s Qualified Compensation which such Participant has elected to defer under Article 3 and which would otherwise have been paid as cash compensation and/or transferred as shares of stock (restricted or unrestricted) to the Participant during the preceding month. At the end of each month, the cash deferral subaccount shall be credited with interest at an annualized interest rate equal to the one-month LIBOR rate published in the Wall Street Journal on the last business day of each month.
4.4 Vesting of Deferred Compensation Accounts. Each Participant’s interest in his or her Account shall be 100% vested and non-forfeitable at all times, except with respect to RSUs that remain subject to a risk of forfeiture in the event Participant fails to complete the vesting requirements of the grant.
4.5 Assignments, Etc. Prohibited. The plan is an unfunded and unsecured promise to pay compensation for services performed currently, at a future date. No corporate assets are set aside for amounts credited to the Participants’ Accounts under this Plan. No part of any Participant’s Account shall be assignable to anyone other than the Company for the debts, contracts or engagements of the Participant, or the Participant’s beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided in Section 5.2.
ARTICLE 5
Distribution of Accounts
5.1 Distributions upon a Participant’s Separation from Service. The vested Account of a Participant who incurs a Separation from Service other than on account of death shall be paid to the Participant as elected in accordance with Section 5.3. Non-vested portions of the Account will be forfeited to the Company. The Participant may choose from among the following forms of distribution:
     (a) A single distribution of cash and shares within 30 days after the date specified in (c) below.
     (b) Approximately equal annual installments over any designated number of years (not to exceed ten (10) commencing within 30 days after the date specified in (c) below.

     (c) The distribution date:
          (i) date of the Participant’s Separation from Service;
          (ii) on the January 1st that next follows the date that is a selected number of years after such Separation from Service;
          (iii) A date specified by the Participant on the Enrollment Documents (must be at least two years from the date payable);
          (iv) On the first of the month following attainment of a specified age of the Participant; or
          (v) on a Change in Control of the Company, in accordance with Section 409A of the Code and its associated regulations.
A Participant may elect a distribution pursuant to this Section 5.1 in such other forms, or payable upon such other commencement dates, as are specified by the Administrator in the Enrollment Documents; provided, however, that no such election shall provide for payments to be made more than ten (10) years after such Participant’s Separation from Service.
5.2 Distributions upon a Participant’s Death. Notwithstanding anything to the contrary in the Plan, the remaining balance of the Account of a Participant who dies (i) shall be paid to the persons and entities designated by the Participant as his or her beneficiaries for such purpose and (ii) shall be paid in the manner set forth in this Section 5.2. Upon a Participant’s death, such balance shall be paid as specified by the Participant in an election made pursuant to Section 5.3. Such election shall specify whether payment shall be made –
     (a) in a single distribution of shares within thirty (30) days following the Participant’s death, which shall be the default form of distribution absent a clear election; or
     (b) in accordance with the distribution election made pursuant to Section 5.1 hereof (in which case such Participant’s death shall be considered the date of such Participant’s Separation from Service for purposes of determining the date of commencement of distribution under such election).
If the Participant fails to make a beneficiary election pursuant to Section 5.3, his or her spouse at the date of death shall be deemed to be the beneficiary of his or her Account, provided that if the Participant does not have a spouse at the time of his or her death, the Participant’s estate shall be deemed to be the beneficiary of his or her Account.
5.3 Election of Manner and Time of Distribution. At the time a Participant elects to defer Qualified Compensation under Article 3, he or she shall make distribution elections on the Enrollment Documents and deliver such forms to the Administrator. Such elections shall apply to the portion of the Participant’s Account that is attributable to Qualified Compensation deferred under the applicable Enrollment Documents while such Enrollment Documents are in effect. To the extent permitted by Code Section 409A and related regulations, a Participant may change such elections through one or more subsequent elections that in each case (i) do not take effect until at least twelve (12) months after the date on which such election is made, (ii) are delivered to the Administrator at least one (1) year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election from the choices set forth in Section 5.1(b) hereof, and (iii) defer the commencement of distributions by at least five (5) years from the originally scheduled commencement date (except for distributions that commence because of the Participant’s death, Disability, or Hardship).

5.4 Applicable Taxes. All distributions under the Plan shall be subject to income tax reporting and withholding for all amounts that the Company is required to withhold under federal, state or local tax law, if any.
5.5 Nature and Sources of Benefit Payments. The Company shall make distributions of from the RSU subaccount in shares of common stock of the Company and from the cash subaccount in the form of cash.
5.6 Source of Shares. Shares issued in settlement of RSUs will be issued under the LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan or other equity plan initially awarding shares as Qualified Compensation.
5.7 Hardship Distributions from Accounts.
     (a) In the event a Participant suffers a Hardship, the Participant may apply to the Administrator for an immediate distribution of all or a portion of the Participant’s Account. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of the Participant’s deferrals under the Plan. The Administrator shall determine whether a Participant has a qualifying Hardship and the amount which qualifies for distribution, if any. The Administrator may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.
     (b) Payment of Withdrawals. All withdrawals under this Article 5 shall be made within thirty (30) days after a valid election to withdraw is delivered to the Administrator. The Administrator shall give prompt notice to the Participant if an election is invalid and is therefore rejected, identifying the reason(s) for the invalidity. Hardship withdrawals will be taken from the Participant’s cash subaccount before conversion of any RSUs. If the Administrator has not made the distribution but has not affirmatively rejected an election within the thirty (30) day deadline, then the election shall be deemed rejected on the thirtieth (30th) day. If a withdrawal election is rejected, the Participant may bring a claim for benefits under Section 6.8.
     (c) Effect of Withdrawals. If a Participant receives a withdrawal under this Article 5 after distributions have commenced under Section 5.1, the remaining payments shall be recalculated, by re-amortizing the remaining payments over the remaining term and applying the method used to credit earnings under Section 4.3.
5.8 Applicable Taxes. All withdrawals under the Plan shall be subject to income tax reporting and withholding for all amounts which the Company is required to withhold under federal, state or local tax law, if any.
ARTICLE 6
Administrative Provisions
6.1 Administrator’s Duties and Powers. The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power, authority and discretion to carry out that function. Among its necessary powers and duties are the following:

     (a) To delegate all or part of its function as Administrator to others and to revoke any such delegation.
     (b) To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Section 6.8.
     (c) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities under the Plan, and (together with the Administrator, the Company, the Board and the officers and Employees of the Company) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.
     (d) To interpret the Plan and any relevant facts for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.
     (e) To conduct claims procedures as provided in Section 6.8.
6.2 Limitations Upon Powers. The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan. Notwithstanding the foregoing, the distribution forms and commencement dates specified in Section 5.1 shall apply to such Participants, and in such manner, as the Administrator determines in its sole discretion.
6.3 Final Effect of Administrator Action. Except as provided in Section 6.9, all actions taken and all determinations made by the Administrator shall, unless arbitrary and capricious, be final and binding upon all Participants, the Company, and any person interested in the Plan.
6.4 Indemnification by the Company; Liability Insurance. The Company shall pay or reimburse any of the Company’s officers, directors, Administrator, sub-committee members, Delegates, or Employees who are fiduciaries with respect to the Plan for all expenses incurred by such persons with respect to, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the performance of their duties under the Plan, provided that such persons do not act negligently in the performance of such duties. The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on such person by law.
6.5 Recordkeeping.
     (a) The Administrator shall maintain suitable records of each Participant’s Account which, among other things, shall show separately deferrals and the earnings and/or dividends credited thereon, as well as distributions and withdrawals therefrom and records of its deliberations and decisions.
     (b) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.
6.6 Statement to Participants. By March 15 of each year, the Administrator shall furnish to each Participant a statement setting forth the value of the Participant’s Account as of the preceding December 31 and such other information as the Administrator shall deem advisable to furnish.

6.7 Inspection of Records. Copies of the Plan and records of a Participant’s Account shall be open to inspection by the Participant or the Participant’s duly authorized representative at the office of the Administrator at any reasonable business hour.
6.8 Claims Procedure.
     (a) Any Participant or beneficiary has the right to make a written claim for benefits under the Plan. If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant:
          (i) the specific reason or reasons for such denial;
          (ii) specific reference to pertinent Plan provisions on which the denial is based;
          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (iv) an explanation of the Plan’s claims review procedure and time limits applicable to those procedures.
     (b) The written notice of any claim denial pursuant to Section 6.8(a) shall be given not later than ninety (90) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:
          (i) written notice of the extension shall be given by the Administrator to the claimant prior to ninety (90) days after receipt of the claim;
          (ii) the extension shall not exceed a period of ninety (90) days from the end of the initial ninety (90) day period for giving notice of a claim denial; and
          (iii) the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Administrator expects to render the benefit determination.
     (c) The decision of the Administrator shall be final and conclusive unless the Participant or Beneficiary files a written request for review by the full Board, excepting the affected Board member if the petitioner is a current Board member.
     (d) After receiving the written appeal, if the Board, or its delegate, shall issue a written decision notifying the claimant of its decision on review, not later than sixty (60) days after receipt of the written appeal, unless the Board or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:
          (i) written notice of the extension shall be given by the Board or its delegate prior to sixty (60) days after receipt of the written appeal;
          (ii) the extension shall not exceed a period of sixty (60) days from the end of the initial sixty (60) day review period; and
          (iii) the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Board or its delegate expects to render the appeal decision.

6.9 Conflicting Claims. If the Administrator is confronted with conflicting claims concerning a Participant’s Account, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys’ fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant’s Account.
6.10 Service of Process. The Corporate Secretary of LodgeNet Entertainment Corporation is hereby designated as agent of the Plan for the service of legal process.
6.11 Fees. Any fees associated with ongoing plan administration shall be paid by the Company.
ARTICLE 7
Miscellaneous Provisions
7.1 Termination of the Plan.
     (a) While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any group, division or other operational unit thereof or as to any affiliate thereof.
     (b) The Separation from Service of any Eligible Person without such a declaration shall not result in a termination of the Plan.
     (c) In the event of any termination, the Board, in its sole and absolute discretion may elect:
          (i) to maintain Participants’ Accounts, payment of which shall be made in accordance with Articles 5 and 6; or
          (ii) to the extent the Administrator determines that such action would not violate Section 409A of the Code, liquidate the portion of the Plan attributable to each Participant as to whom the Plan is terminated and distribute each such Participant’s Account in a lump sum or pursuant to any method which is at least as rapid as the distribution method elected by the Participant under Section 5.1.
7.2 Limitation on Rights of Participants. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Eligible Person. Inclusion under the Plan will not give any Eligible Person to maintain his or her status as a director for the Company.
7.3 Consolidation or Merger; Adoption of Plan by Other Companies.
     (a) In the event of the consolidation or merger of the Company with or into any other entity, or the sale by the Company of substantially all of its assets, the resulting successor may continue the Plan by adopting it in a resolution of its Board of Directors. If within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such successor corporation does not adopt the Plan, the Plan shall be terminated in accordance with Section 7.1.
     (b) There shall be no merger or consolidation with, or transfer of the liabilities of the Plan to, any other plan unless each Participant in the Plan would have, if the combined or successor plans were terminated immediately after the merger, consolidation, or transfer, an account which is equal to or greater than his or her corresponding Account under the Plan had the Plan been terminated immediately before the merger, consolidation or transfer.

7.4 Errors and Misstatements. In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash or Company stock (whichever shall be applicable to the situation) in a lump sum, or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct, or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.
7.5 Payment on Behalf of Minor, Etc. In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, the Administrator and their officers, directors and employees.
7.6 Amendment of Plan. The Plan may be wholly or partially amended by the Board from time to time, in its sole and absolute discretion, including prospective amendments which apply to amounts held in a Participant’s Account as of the effective date of such amendment and including retroactive amendments necessary to conform the Plan to the provisions and requirements of the Code; provided, however, that no amendment shall decrease the amount of any Participant’s Account as of the effective date of such amendment. Notwithstanding the foregoing, this Section 7.6 shall not be amended in any respect on or after a Change in Control and no amendment to this Plan shall reduce, limit or eliminate any rights of a Participant to withdrawals pursuant to Article 6 for deferrals for which elections under Section 3.1 occurred prior to the effective date of the amendment, without the Participant’s prior written consent, except for amendments necessary to conform to the provisions and requirements of the Code.
7.7 Governing Law. All disputes relating to or arising from the Plan shall be governed by the laws of the State of Delaware, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
7.8 Pronouns and Plurality. The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.
7.9 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
7.10 References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

EXHIBIT A
LODGENET ENTERTAINMENT CORPORATION
2006 NON-EMPLOYEE DIRECTOR FEE PLAN

Deferral Election Form

AGREEMENT, made this ___ day of ___ 20___, by and between me, as a participant in the LodgeNet Entertainment Corporation 2006 Non-Employee Director Fee Plan (the “Plan”), and LodgeNet Entertainment Corporation (the “Company”).
1. By the execution hereof, I agree to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, make the elections set forth herein effective:
___ on the January 1st that follows the Administrator’s acceptance of my Enrollment Documents.
___ on the first day of the next calendar month, but only if this election occurs within the 30-day period after I first become eligible for Plan participation. (NOTE: applicable only to elections made with respect to the 2006 Plan Year or in subsequent Plan Years by newly elected directors).
2. For the duration of this election (as determined under paragraph 4 below), I hereby elect to defer the receipt of the following percentage(s) of Qualified Compensation that the Company will withhold and credit to my Deferral Account pursuant to the Plan:
___%          of my annual July 1 stock retainer* (up to 100%).
___%          of any Director Fees payable in cash.

*Note that any deferred stock-based Qualified Compensation will be recorded as Restricted Stock Units (RSUs) and will be settled in common stock of the Company.
3. I recognize and agree that this election will remain in effect indefinitely, until the earliest of (a) the date on which my service as a member of the Board terminates, (b) the date on which the Administrator receives a written notice in which I terminate this election, and (c) the effective date of a superseding election made using Enrollment Documents acceptable to the Administrator.
4. By the execution hereof, I further recognize and agree to participate in the Plan upon the terms and conditions set forth therein, including but not limited to the following terms:
     (a) This election is irrevocable with respect to any Qualified Compensation that is deferred during the term of this election.

     (b) I may change this election effective on the next following January 1st by filing a superseding election using Enrollment Documents accepted by the Administrator.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	LODGENET ENTERTAINMENT CORPORATION

By

2

EXHIBIT B
LODGENET ENTERTAINMENT CORPORATION
NON-EMPLOYEE DIRECTOR FEE PLAN

Distribution Election Form

AGREEMENT, made this ___ day of ___ 20___, by and between me, a participant in the LodgeNet Entertainment Corporation 2006 Non-Employee Director Fee Plan (the “Plan”), and LodgeNet Entertainment Corporation (the “Company”). The parties agree that any term that begins herein with initial capital letters shall have the special meaning defined in the Plan, unless the context clearly requires otherwise.
NOW THEREFORE, it is mutually agreed as follows:
1. Form of Payment Generally. By the execution hereof, I agree to participate in the Plan, upon the terms and conditions set forth therein, and, in accordance therewith, elect to have my Account distributed in cash as follows:
☐ in a single distribution of shares within thirty (30) days from the date elected in 2 below.
☐ in substantially equal annual distributions of shares over a period of ___ years (not to exceed 5 years) starting with the date elected in 2 below.
2. Timing of Payment. I direct that my Account begin to be distributed to me as follows:
☐ My Separation from Service with the Company.
☐ on the January 1st that next follows the date that is ___ years (not more than 5 years) after my Separation from Service on the Board.
☐ on the first date of the month next following my ___ birthday.
☐ on the following date ___ (must be at least 2 years from the deferral date).
3. Payment Upon a Change in Control.
___ By initialing in the preceding space, I direct that upon a Change in Control of the Company my entire Account be distributed to me in one single distribution payable as soon as practicable following the Change in Control disregarding any other election made on this form.
4. Form of Payment to Beneficiary. In the event of my death, my Account shall be distributed —
☐ in one single distribution of shares within thirty (30) days following my death.

☐ in accordance with the payment schedule selected in paragraphs 1, 2, and 3 hereof (with distributions made as though I survived to collect all benefits, and as though I terminated service on the date of my death, if payments had not already begun).
5. Designation of Beneficiary. In the event of my death before I have collected all of the benefits payable under the Plan, I hereby direct that any remaining benefits payable under the Plan be distributed to the beneficiary or beneficiaries designated under subparagraphs a and b of this paragraph 4 in the manner elected pursuant to paragraph 4 above:
     (a) Primary Beneficiary. I hereby designate the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

	Social Security		Percentage of
Name of Primary Beneficiary	Number	Mailing Address	Death Benefit
%
%
     (b) Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of my death, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan:

	Social Security		Percentage of
Name of Contingent Beneficiary	Number	Mailing Address	Death Benefit
%
%
6. Effect of Election. The elections made in paragraphs 1 and 2 hereof shall apply –
☐ to any deferred compensation that is deferred pursuant to the deferral election to which this Distribution Election Form relates.
☐ to the entire value of my Account, provided that these elections may only be changed at least one year in advance of the earliest date on which payments would otherwise commence pursuant to paragraphs 1 or 2 hereof, and may only be changed pursuant to an election that conforms with the requirements set forth in Section 5.3 of the Plan.
With respect to the elections in paragraphs 4 and 5 hereof, I may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the beneficiary designation and the manner of payment to a Beneficiary. Such elections shall, however, become irrevocable upon my death.

7. Mutual Commitments. The Company agrees to make payment of all amounts due to me in accordance with the terms of the Plan and the elections I make herein. I agree to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.
8. Tax Consequences to Participant. I acknowledge that I am solely responsible for the satisfaction of any taxes that may arise under the Plan (including any taxes arising under Sections 409A or 4999 of the Code). I understand that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or to prevent me from incurring them.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	LODGENET ENTERTAINMENT CORPORATION

By